Exhibit (a)(1)(G)

2015 Warrant

FIRST AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This First Amendment (the “Amendment”) to Warrant to Purchase Common Stock (the “Warrant”), is made and entered into effective as of [___________], 2017 (the “Effective Date”), by and between Pure Bioscience, Inc., a Delaware corporation (the “Company”) and the undersigned (the “Warrantholder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant or the Offer to Amend and Exercise (as defined below).

WHEREAS, in connection with the Company’s tender offer with respect to the amendment and exercise of certain issued and outstanding warrants to purchase shares of common stock of the Company, including the Warrant, as set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of the Company dated August 25, 2017, a copy of which has been delivered to the Warrantholder (the “Offer to Amend and Exercise”), the Company and the Warrantholder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Warrant Price. The exercise price contained in the heading of the Warrant, defined as “Warrant Price” is hereby amended and restated to be $0.40 per share of Common Stock.

2. Exercise of Warrant . Section 1 of the Warrant is hereby amended and restated in its entirety as follows:

“(a) General. The purchase rights represented by this Warrant shall be deemed exercised by delivery before the Expiration Date of all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant (as defined in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of Pure Bioscience, Inc. dated August 25, 2017 (the “Offer to Amend and Exercise”) (including confirmation of the Warrantholder of such Warrantholder’s accredited investor status), (ii) the original copy of this Warrant (or an Affidavit of Lost Warrant in the form required by the Offer to Amend and Exercise) for cancellation, and (iii) cash in the amount equal to the Warrant Price multiplied by the number of Warrant Shares (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to Pure Bioscience, Inc. or by wire transfer to Pure Bioscience, Inc. as set forth in the Election to Participate and Exercise Warrant. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Pure Bioscience, Inc.

(b) Upon the exercise of this Warrant in compliance with the provisions of Section 1(a), as promptly as reasonably practicable, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise, but not later than three (3) business days after such exercise.

(c) No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Warranthholder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

The term “Expiration Date” means September 25, 2017, as may be extended by the Company in its sole discretion, provided, however, that if the 2015 Requisite Majority has approved the Aggregate Warrant Amendment Offer, the Expiration Date shall be October 10, 2017.”

3. Adjustments. Section 2 of the Warrant is hereby deleted in its entirety and replaced with “Reserved”.

4. Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

5. Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

6. Approval of Amendment; No Execution Required. By Warrantholder’s execution and delivery of an Election to Participate and Exercise Warrant together with the other Acceptance and Exercise Documents in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Warrantholder shall be deemed to have authorized, approved and executed this Amendment. Additionally, if the 2015 Requisite Majority approves the Aggregate Warrant Amendment Offer, this Amendment shall be deemed executed regardless of whether the Warrantholder has participated in the Offer to Amend and Exercise.